Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Marty Jimmerson

RigNet, Inc.

+1 (281) 674-0699

investor.relations@rig.net

RigNet Announces First Quarter 2012 Earnings Results

•	Record quarterly revenue of $31.2 million, an increase of 27.6% over the same quarter last year and an increase of 4.8% over the previous quarter

•	Quarterly Adjusted EBITDA of $9.3 million, an increase of 40.7% over the same quarter last year and an increase of 1.7% over the previous quarter

•

Net income attributable to common stockholders of $2.4 million, or $0.14 per diluted share, an increase of $0.14 per diluted share over the same quarter last year and an increase of $0.02 over the previous quarter

•	Capital expenditures of $6.0 million, an increase of 41.2% over the same quarter last year and an increase of 12.9% over the previous quarter

HOUSTON, TX – May 9, 2012 – RigNet, Inc. (NASDAQ: RNET), a provider of remote communication services for the oil and gas industry, today reported quarterly results for the quarter ended March 31, 2012. The Company uses certain non-GAAP measures, which are described further below, and are reconciled to the most comparable GAAP financial measures, after the presentation of our GAAP financial statements.

Revenue was a record $31.2 million for the first quarter, an increase of 27.6% over the same quarter last year and a 4.8% increase over the previous quarter. Revenue increased by $6.7 million for the three months ended March 31, 2012 as compared to the same period of 2011 due primarily to increasing demand for our services in our offshore operations and continued growth in the U.S. land drilling market. Revenue increased by $1.4 million, or 4.8%, for the three months ended March 31, 2012 as compared to the previous quarter due primarily to increased demand for our services in our offshore operations.

Adjusted EBITDA was $9.3 million, or 29.7% of revenue, for the first quarter, an increase of 40.7% over the same quarter last year and an increase of 1.7% over the previous quarter. Adjusted EBITDA increased by $2.7 million over the prior year period primarily due to the increased revenue described above partially offset by increased labor costs and efforts to strengthen our internal control over our financial reporting. Adjusted EBITDA increased by $0.2 million over the previous quarter primarily due to increased personnel and professional expenses.

Net income attributable to common stockholders was $2.4 million, or $0.14 per diluted share, for the first quarter compared to net income attributable to common stockholders of zero in the same quarter last year and net income attributable to common stockholders was $2.0 million, or $0.12 per diluted share, in the previous quarter.

Capital expenditures were $6.0 million in the first quarter compared to $4.3 million in the same quarter last year and $5.1 million in the previous quarter.

Mark B. Slaughter, chief executive officer and president, commented, “Our strong first quarter results reflect growth in both our offshore and onshore business areas, which are benefiting from positive market conditions and solid momentum coming out of the fourth quarter of last year. As compared to the same quarter last year, our first quarter’s record revenue showed increases in both sites added as well as revenue per site, the latter being delivered through bandwidth upgrades, additional services and improved secondary customer penetration. I was also pleased with our margin performance, reflecting our continued drive to improve productivity and the returns on capital investment.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX  281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, May 10, 2012 to discuss RigNet’s 2012 first quarter results. The call may be accessed live over the telephone by dialing (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit and Adjusted EBITDA. Gross Profit and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2011 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Gross Profit as revenue less cost of revenue. This measure is used to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX  281.674.0101 http://www.rig.net

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Unaudited Consolidated Statements of Loss Data:
Revenue	$31,210	$24,467

Expenses:
Cost of revenue (excluding depreciation and amortization)	14,181	11,173
Depreciation and amortization	3,928	3,512
Selling and marketing	658	462
General and administrative	7,545	6,266

Total expenses	26,312	21,413

Operating income	4,898	3,054
Other expense, net	(261)	(534)

Loss before income taxes	4,637	2,520
Income tax expense	(2,143)	(2,497)

Net income	$2,494	$23

Income (Loss) Per Share—Basic and Diluted
Net income (loss) attributable to RigNet, Inc. common stockholders	$2,412	$(25)
Net income (loss) per share attributable to RigNet, Inc. common stockholders, basic	$0.16	$0.00
Net income (loss) per share attributable to RigNet, Inc. common stockholders, diluted	$0.14	$0.00
Weighted average shares outstanding, basic	15,464	15,241
Weighted average shares outstanding, diluted	16,948	15,241
Unaudited Non-GAAP Data:
Gross Profit	$17,029	$13,294
Gross Profit margin	54.6%	54.3%
Adjusted EBITDA	$9,283	$6,595
Adjusted EBITDA margin	29.7%	27.0%

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Reconciliation of Net Income/(Loss) to Adjusted EBITDA:
Net income	$2,494	$23
Interest expense	187	446
Depreciation and amortization	3,928	3,512
Gain on retirement of property and equipment	(50)	(6)
Stock-based compensation	581	123
Income tax expense	2,143	2,497

Adjusted EBITDA (non-GAAP measure)	$9,283	$6,595

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX  281.674.0101 http://www.rig.net

	March 31, 2012	December 31, 2011
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$52,804	$53,106
Total assets	142,900	140,922
Current maturities of long-term debt	8,741	8,735
Long-term debt	12,598	14,785

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$53,106	$50,435
Net cash provided by operating activities	7,740	4,911
Net cash used in investing activities	(6,902)	(2,957)
Net cash provided by (used in) financing activities	(2,253)	2,263
Changes in foreign currency translation	1,113	400

Cash and cash equivalents, December 31,	$52,804	$55,052

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter
	2011	2011	2011	2011	2012
Selected Operational Data:
Eastern Hemisphere
Drilling rigs (1)	143	141	138	147	144
Other sites (2)	131	160	172	187	198

Western Hemisphere
Drilling rigs (1)	80	78	79	81	89
Other sites (2)	159	138	140	144	135

U.S. Land
Drilling rigs	323	331	330	338	323
Other sites (3)	82	106	132	157	160

(1)	Eastern and Western Hemisphere include jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels, international land rigs, remote offices and supply bases
(3)	Includes completion sites, production sites, man-camps, remote offices and supply bases

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX  281.674.0101 http://www.rig.net

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Eastern Hemisphere:
Revenue	$19,367	$15,117
Cost of revenue	7,594	5,677

Gross Profit (non-GAAP measure)	11,773	9,440

Gross Profit margin	60.8%	62.4%
Depreciation and amortization	2,043	2,002
Selling, general and administrative	1,822	2,028

Operating income	$7,908	$5,410

Adjusted EBITDA (non-GAAP measure)	$9,709	$7,314

Adjusted EBITDA margin	50.1%	48.4%

Western Hemisphere:
Revenue	$6,735	$4,957
Cost of revenue	3,213	2,587

Gross Profit (non-GAAP measure)	3,522	2,370

Gross Profit margin	52.3%	47.8%
Depreciation and amortization	1,400	1,108
Selling, general and administrative	716	717

Operating income (loss)	$1,406	$545

Adjusted EBITDA (non-GAAP measure)	$2,950	$1,669

Adjusted EBITDA margin	43.8%	33.7%

U.S. Land:
Revenue	$5,108	$4,393
Cost of revenue	2,441	2,271

Gross Profit (non-GAAP measure)	2,667	2,122

Gross Profit margin	52.2%	48.3%
Depreciation and amortization	480	457
Selling, general and administrative	923	749

Operating income	$1,264	$916

Adjusted EBITDA (non-GAAP measure)	$1,744	$1,372

Adjusted EBITDA margin	34.1%	31.2%

NOTE:	Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX  281.674.0101 http://www.rig.net